Exhibit 99.1

DATE: February 17, 2011

FROM:
Broadview Institute, Inc.
8089 Globe Drive
Woodbury, MN 55125

Kenneth J. McCarthy
Chief Financial Officer
(651) 332-8010

FOR IMMEDIATE RELEASE

Broadview Institute, Inc. Announces Third Quarter Results

MINNEAPOLIS, MN (February 17, 2011) – Broadview Institute, Inc. (OTC Bulletin Board – BVII) today reported revenues of $5,406,325 for the three months ended December 31, 2010, compared to $5,185,421 reported for the same period last year.  The Company recognized net income of $79,363, or $0.01 per basic and diluted common share for the three months ended December 31, 2010, compared to net income of $672,561, or $0.08 per basic and $0.07 per diluted common share, for the same period last year.

Revenues totaled $15,722,880 for the nine months ended December 31, 2010, compared to $13,701,093 for the same period last year.  Net income for the nine months ended December 31, 2010 totaled $417,281 or $0.05 per basic and diluted common share, compared to $1,315,881, or $0.16 per basic and $0.15 per diluted common share for the same period last year.

“Broadview University has successfully opened two new branch campuses in the span of four months, and we remain in a strong cash position,” said Terry Myhre, the Company’s Chairman.  “Our Salt Lake City campus opened in October 2010 and our Boise campus opened in January 2011.  The costs associated with opening two campuses in a short time period are the main factor for our reduced profitability.  We anticipate modest earnings as these new campuses grow their enrollment levels.”

“We will continue to monitor the regulatory uncertainties that could potentially have a negative impact on our students’ accessibility to financial aid, as well as the programs we offer,” Myhre added.  “These uncertainties may have weakened demand in our industry, but we believe our continued focus on the learning experience and career opportunities for our students offers a model that will remain attractive to potential learners.”

Condensed Consolidated Statements of Income Data

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

REVENUES	$5,406,325	$5,185,421	$15,722,880	$13,701,093
OPERATING EXPENSES
Educational services and facilities	3,789,510	3,068,383	10,852,866	8,628,609
Selling, general and administrative expenses	1,482,754	1,068,913	4,201,877	2,985,522
TOTAL OPERATING EXPENSES	5,272,264	4,137,296	15,054,743	11,614,131

OPERATING INCOME	134,061	1,048,125	668,137	2,086,962

OTHER INCOME	6,338	6,392	22,174	17,491

INCOME BEFORE INCOME TAXES	140,399	1,054,517	690,311	2,104,453

INCOME TAX EXPENSE	61,036	381,956	273,030	788,572

NET INCOME	$79,363	$672,561	$417,281	$1,315,881

EARNINGS PER SHARE:

BASIC:	$0.01	$0.08	$0.05	$0.16

DILUTED:	$0.01	$0.07	$0.05	$0.15

Condensed Consolidated Balance Sheets
	December 31,		March 31,
	2010		2010

Current Assets	$6,095,827		$6,591,367
Total Assets	9,834,599		8,876,540
Current Liabilities	1,148,875		1,027,118
Total Liabilities	1,712,461		1,309,683
Stockholders’ Equity	8,122,138		7,566,857

ABOUT BROADVIEW INSTITUTE

Broadview Institute, Inc., a Minnesota corporation, offers career-focused post-secondary education services through its wholly-owned subsidiary, C Square Educational Enterprises, Inc. (d/b/a Broadview University).  Broadview University is accredited by the Accrediting Council for Independent Colleges and Schools to award undergraduate degrees in a variety of career-focused fields of study, and a Master of Science degree in management.

The Company is publicly traded on the OTC Bulletin Board under the trading symbol BVII.

For additional information, please contact:	Kenneth J. McCarthy Chief Financial Officer (651) 332-8010 (phone) kmccarthy@globeuniversity.edu

Cautionary Statements

Certain statements contained in this release, in filings made with the Securities Exchange Commission (SEC), and other written and oral statements made from time to time by the Company that are not statements of historical or current facts should be considered forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations or forecasts of future events.  Such statements can be identified by the use of terminology such as “anticipate,”  “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “should,” “will,” “forecast,” and similar words or expression.  Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements.  Factors affecting the forward-looking statements in this release include those risks described from time to time in our reports to the SEC (including our Annual Report on Form 10-K).  Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

Factors that could cause actual results to materially differ from those discussed in the forward looking statements include, but are not limited to, those described in “Item 1A – Risk Factors” included in the Company’s Annual Report on Form 10-K .  The performance of our business and our securities may be adversely affected by these factors and by other factors common to other business and investments, or to the general economy.  For further information regarding risks and uncertainties associated with Broadview Institute’s business, please refer to Broadview Institute’s SEC filings, including, but not limited to, its Annual Report on Form 10-K, quarterly reports on Form 10-Q and required reports on Form 8-K, copies of which may be obtained by contacting Broadview Institute at (651) 332-8010.

All information in this release is as of February 17, 2011. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.